Exhibit 99.1

Equinix Provides Updated Guidance to Reflect Acquisition of Switch and Data

FOSTER CITY, Calif.--(BUSINESS WIRE)--May 7, 2010--Equinix, Inc. (Nasdaq:EQIX), a provider of global data center services, today announced its updated guidance for the second quarter and the full year of 2010 to reflect the anticipated results following its acquisition of Switch & Data Facilities Company, Inc. announced earlier this week. All guidance reflects a closing date of April 30, 2010 for the Switch and Data acquisition and therefore contributes to Equinix’s guidance from May 1, 2010 onwards.

For the second quarter of 2010, the Company expects revenues to be in the range of $296.0 to $298.0 million. Cash gross margins should approximate 64% and cash selling, general and administrative expenses should approximate $64.0 million. Adjusted EBITDA is expected to be between $125.0 and $127.0 million. Capital expenditures are expected to be in the range of $155.0 to $185.0 million, comprised of approximately $33.0 million of ongoing capital expenditures and $122.0 to $152.0 million of expansion capital expenditures.

For the full year of 2010, total revenues are expected to be in the range of $1,225.0 to $1,240.0 million. Cash gross margins should approximate 64% and cash selling, general and administrative expenses should range between $255.0 and $260.0 million. Adjusted EBITDA for the year is expected to be between $525.0 and $535.0 million. Capital expenditures for 2010 are expected to be in the range of $520.0 to $580.0 million, comprised of approximately $130.0 million of ongoing capital expenditures and $390.0 and $450.0 million of expansion capital expenditures.

The Company will discuss this updated guidance and the closure of this transaction on a conference call on Friday, May 7, 2010, at 8:30 a.m. ET (5:30 a.m. PT). To hear the conference call live, please dial 773-756-4788 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading.

A replay of the call will be available beginning on Friday, May 7, 2010 at 10:30 a.m. (ET) through June 7, 2010 by dialing 203-369-3826 and reference the passcode (2010). In addition, the Webcast will be available on the company's Web site at www.equinix.com. No password is required for the webcast.

About Equinix

Equinix, Inc. (Nasdaq:EQIX) provides global data center services that ensure the vitality of the information-driven world. Global enterprises, content and financial companies, and more than 575 network service providers rely upon Equinix’s insight and expertise to protect and connect their most valued information assets. Equinix operates 87 data centers across 35 metro regions in North America, Europe and Asia-Pacific.

Important information about Equinix is routinely posted on the investor relations page of its website located at www.equinix.com/investors. We encourage you to check Equinix’s website regularly for the most up-to-date information.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

CONTACT:
Equinix, Inc.
Joan Powell, 650-513-7098 (Media)
joanpowell@Equinix.com
Jason Starr, 650-513-7402 (Investor Relations)
jstarr@Equinix.com